INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the "Agreement") is made as of the _22_ day of __March___, 2018, by and between __ Sharing Services, Inc. _ ("Investor") and Direct Cellars, LLC, a Delaware limited liability company (the "Company"). Unless otherwise specified, capitalized terms used in this Agreement have the same meaning as in the limited liability company agreement of the Company dated effective as of May 19, 2017 (the "LLC Agreement").

WHEREAS, Investor desires to loan funds to the Company and the Company desires to borrow such funds from the Investor, on the terms and conditions set out herein and in exchange for the Convertible Promissory Note attached hereto as Exhibit A;

WHEREAS, the Board of Managers has determined to issue the Convertible Promissory Note subject to the terms provided therein and herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Loan. Upon entering into this Agreement, Investor will loan [Seventy Five Thousand Dollars] [($75,000.00)] (the "Loaned Amount") to the Company, and in exchange for the Loaned Amount, the Company shall issue and deliver the Convertible Promissory Note to the Investor dated as of the date hereof.

2. Company Covenants.

(a) Except as otherwise provided below, in connection with the issuance and delivery of the Convertible Promissory Note to the Investor, the Company hereby covenants to the Investor as follows:

(i) As soon as reasonably practical after the end of each calendar quarter, the Company shall furnish to the Investor an unaudited profit and loss statement, cash flow statement, and balance sheet for the Company for such quarter, all prepared based on the method of accounting selected by the accountants normally maintaining the books and records of the Company.

(ii) To the extent a salary and/or bonus is awarded for a particular calendar year to a member of the Board (a "Manager"), such salary and bonus must be in all circumstances reasonable relative to the performance of the Company, the services performed by the individual, and the financial condition of the Company (among other factors) for the period in which a salary or bonus is granted. In no event shall the collective salary and bonuses for any calendar year payable to all of the Managers exceed 25% of the sum of (i) the Company's free cash flow for the year plus (ii) the collective salaries of all such Managers (hereinafter the "BOM Cap"), unless the BOM Cap so calculated is less than One Million Five Hundred

Thousand Dollars ($1,500,000) in which case the BOM Cap will be One Million Five Hundred Thousand Dollars ($1,500,000).

The provisions set forth in this Section 2(a) shall terminate upon satisfaction of the following conditions: (x) the Company fully pays off the Loaned Amount and the accrued interest thereon and (y) the Investor does not acquire any Conversion Units under the Convertible Promissory Note.

(b) The Company covenants that the Conversion Units, if and when issued, will be duly authorized and validly issued in accordance with the terms of the LLC Agreement.

3. Covenants and Representations of Investor. Investor hereby represents, warrants, covenants and agrees with the Company for the benefit of the Company, that:

(a) Investor is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

(b) Investor is entering into this Agreement solely on the facts and terms set forth herein, and in the LLC Agreement, and the Company has not made any representations of any kind or nature to induce Investor to enter into this Agreement;

(c) Investor has made an investigation of the pertinent facts relating to the business and operations of the Company;

(d) Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of an investment in the Company and is able to bear the economic risk of a complete loss of his investment in the Company;

(e) If Investor acquires Conversion Units pursuant to the terms of the Convertible Promissory Note, Investor will acquire any such Conversion Units for investment, for his own account and not for the interest of any other person and not for distribution or resale to others, and, except to the extent, if at all, permitted under the LLC Agreement, Investor will not permit any other person to acquire a beneficial interest in any such Conversion Units (including without limitation, by pledge, option, swap or nominee or similar relationship);

(f) Investor understands that (i) the Conversion Units have not been, and will not be, registered under the Securities Act and that the Conversion Units may not be sold, transferred, or otherwise disposed of except pursuant to an exemption from registration under the Securities Act, (ii) the effect of the limitations on disposition and of its representation that the Conversion Units will not be sold, transferred or otherwise disposed of except pursuant to an exemption from registration under the Securities Act and (iii) it can only make Transfers in accordance with the terms and conditions of the LLC Agreement. Investor further agrees that Investor will not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with, or violates any provision of the LLC Agreement.

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4. Miscellaneous.

(a) Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

(b) Parties in Interest. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, distributees, legatees, successors and assigns, and nothing expressed or implied herein is intended or shall be construed to confer upon any other person any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(c) Entire Transaction. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes all other agreements and understandings between such parties with respect to such transactions.

(d) Applicable Law. This Agreement shall be governed by the internal laws of the State of Delaware.

(e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision hereof.

(f) Counterparts. This Agreement may be executed in multiple counterparts.

[Signature page follows]

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This Agreement is binding as of the day and year first above written.

DIRECT CELLARS, LLC

By: [signature]
Name: Peter Sperling
Title: Member of the Board of Managers
and Founding Member

[SHARING SERVICES, INC.

By: S/ F.A.. Walters
Name: F.A. Walters
Title: CFO

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EXHIBIT A
TO
INVESTMENT AGREEMENT

Convertible Promissory Note

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO ITS DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SECURITY UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL TO THE BORROWER SATISFACTORY TO THE LENDER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

DIRECT CELLARS, LLC

CONVERTIBLE PROMISSORY NOTE

US [$_75,000.00_] ___March 22_, 2018

FOR VALUE RECEIVED, Direct Cellars LLC, a Delaware limited liability company (the "**Borrower**"), hereby absolutely and unconditionally promises to pay to [__Sharing Services, Inc.__] (the "**Lender**") the principal sum of [_Seventy Five Thousand_] United States Dollars [($_75,000.00_)], together with interest accrued thereon from time to time as provided herein, on the Maturity Date (as defined below).

1. Maturity Date; Acceleration.

(a) Maturity Date. Subject to Sections 1(b) and 4, all outstanding principal and accrued and unpaid interest on this Convertible Promissory Note (this "**Note**") shall be due and payable, in full, on [March 22, 2019] (the "**Maturity Date**"), unless all of the principal amount of this Note is earlier converted into securities of Borrower or other property pursuant to Section 5 below.

(b) Acceleration upon Event of Default or Sale Transaction. In addition, this Note shall be earlier due and payable in full at the written demand of Lender upon the earlier to occur of (i) an Event of Default (in accordance with Section 7 below) and (ii) a Sale Transaction.

2. Interest. Interest shall accrue on the unpaid principal amount of this Note from and after the date hereof, until full payment of all amounts due and owing hereunder, at the simple, non-compounding rate of twelve percent (12%) per annum. Interest shall be computed on the basis of a 365-day year and shall be paid by wire transfer to an account designated by the Lender on the 15th day of each calendar month during the term of this Note; provided that if this Note is converted in part, and not in full, pursuant to Section 5 below, the accrued but unpaid interest corresponding to the converted portion of the Note shall be payable upon such conversion or convert into Conversion Units in accordance with Section 5. In the event that any amounts payable under this Note are not paid when due, interest shall accrue on all such amounts including any unpaid principal or interest.

3. Payment of Note. All payments due under this Note shall be paid in lawful money of the United States. All payments shall be made by wire transfer to an account

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designated in writing by the Lender. If an interest, principal or other payment date is other than a Business Day (as defined herein), such payment shall be made on the next succeeding Business Day. All payments, including, without limitation, any permitted prepayments pursuant to Section 4, shall be applied first, to all fees, charges and expenses permitted under this Note, second, to all accrued and unpaid interest hereon and third, to principal.

4. Prepayment. Principal and interest may be prepaid by the Borrower, in whole or in part, upon written notice to the Lender, and may be paid when due only after first providing the Lender with ten (10) Business Days prior written notice, during which period the Lender may elect to convert the unpaid principal and/or interest subject to such prepayment into Conversion Units pursuant to Section 5 in lieu of receiving such payment. Any amount permitted to be prepaid under this Section 4 shall be applied first to all fees, charges and expenses permitted under this Note, second, to all accrued and unpaid interest hereon and third, to principal.

5. Conversion.

(a) Conversion.

(i) Optional Conversion.

i) At any time while any principal under this Note remains unpaid, on the fifth (5th) Business Day following the Lender's delivery to the Borrower of written notice of the Lender's election, in its sole discretion, to convert this Note (the "**Conversion Notice**") in whole or in part, (A) that portion of the principal amount of this Note designated by Lender in the Conversion Notice shall be converted automatically into fully paid and nonassessable Class A Common Units of Borrower (the "**Conversion Units**"), at the Conversion Price, and (B) the accrued and unpaid interest on this Note corresponding to the converted principal amount shall, at the sole election of the Lender either (x) be immediately due and payable or (y) be converted automatically into additional Conversion Units at the Conversion Price.

ii) Notwithstanding the forgoing, if any time after the date hereof the Borrower provides the Lender with written notice of Borrower's intent to prepay, in whole or in part, the outstanding principal and interest due under the Note, the Lender may, immediately prior to the completion of such prepayment, convert the outstanding principal of and, at its sole election, accrued but unpaid interest on this Note into Class A Common Units of Borrower at the Conversion Price. The Borrower covenants and agrees to notify the Lender in writing at least ten (10) Business Days prior to the completion of any prepayment, which notice shall include (i) the intended closing date of such prepayment, and (ii) all material terms of such prepayment.

(ii) Sale Transaction. In the event of a Sale Transaction at any time while any principal under this Note remains unpaid, the Borrower shall pay the Lender the cash amount upon the closing of such Sale Transaction that equals the greater of (x) 150% of the then-outstanding principal amount of this Note, plus all accrued and unpaid interest on such principal amount, in each case that has not otherwise been prepaid or converted into Conversion Units pursuant to terms hereof, and (y) the amount which the Lender would receive if, immediately

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prior to the closing of such Sale Transaction, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been prepaid or converted into Conversion Units pursuant to the terms hereof, were converted into Conversion Units at the Conversion Price.

(b) Conversion Procedure.

(i) Upon the conversion of this Note in full, the Lender hereby agrees to deliver the original of this Note for cancellation, provided, that in the event of any of the conversion events set forth in Section 5(a) hereof, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. In the event that Borrower's equity is certificated, the Borrower shall, as soon as practicable thereafter, issue and deliver to the Lender a certificate or certificates for the number of Conversion Units or other securities, as applicable, to which the Lender shall be entitled upon such conversion.

(ii) Once any or all of the principal amount of this Note has been converted pursuant to Section 5(a), such conversion shall constitute full satisfaction of Borrower's obligations with respect to such portion of the principal amount, but such conversion shall not limit Borrower's obligations under this Note with respect to any remaining unpaid principal or the payment of interest, fees, costs, expenses or otherwise hereunder.

(iii) Lender may withdraw any Conversion Notice in its sole discretion prior to effectiveness of the conversion triggered thereby.

(c) Conversion Price Adjustments.

(i) Adjustments for Combinations. Etc. If, on or after the date hereof, the Conversion Units are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of units or shares, the Conversion Price shall be proportionately increased. If, on or after the date hereof, the Conversion Units are split or multiplied, by reclassification or otherwise, into a greater number of units or shares, the Conversion Price shall be proportionately decreased.

(ii) Anti-Dilution Adjustment. If, on or after the date hereof, the Borrower issues or sells any units, stock or other equity security of Borrower (other than Excluded Securities (as defined in the LLC Agreement), including without limitation, any securities that are directly or indirectly convertible into units or stock (collectively, "**Additional Units**"), at an effective purchase price per unit or share (on an as-converted or as adjusted basis if applicable) which is less than the then-current Conversion Price (a "**Dilutive Issuance**"), then upon each such event, such Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

$$IP2 = IP1 * (A + B) \div (A + C).$$

For purposes of the foregoing formula, the following definitions shall apply:

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"**IP2**" shall mean the deemed conversion price in effect immediately after such Dilutive Issuance;

"**IP1**" shall mean the deemed conversion price in effect immediately prior to such Dilutive Issuance;

"**A**" shall mean the number of units outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all units issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding options therefor) immediately prior to such issue);

"**B**" shall mean the number of units that would have been issued if the Additional Units issued in such Dilutive Issuance had been issued at a price per share equal to IP1 (determined by dividing the aggregate consideration received by the Borrower in respect of such issue by IP1); and

"**C**" shall mean the number of such Additional Units issued in such Dilutive Issuance.

(d) Rights of Lender. Until converted in accordance with Section 5(a), the Lender shall have no rights as a holder of Conversion Units or other securities issuable upon the conversion of this Note, and the Lender shall not be deemed a member or other equity holder of the Borrower with respect thereto.

(e) Notice of Adjustment or Events. The Borrower shall promptly notify Lender in writing of each adjustment or readjustment of the Conversion Price and/or any event giving rise to a change in the class of securities or other property issuable hereunder. Such notice shall set forth the adjustment and show in reasonable detail the facts on which that adjustment is based. In addition, Borrower shall notify Lender at least ten (10) Business Days prior to the occurrence of any Sale Transaction.

6. Representations and Warranties. The Borrower represents and warrants as follows:

(a) The execution and delivery by the Borrower of this Note, the performance by the Borrower of its obligations hereunder and the borrowings evidenced by this Note have been duly authorized, and do not and will not violate any of the organizational documents of the Borrower, any law or any order of any court or other agency of government having applicability to the Borrower, or any provision of any indenture, agreement or other instrument to which the Borrower or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower, or require the consent of any third party.

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(b) This Note has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(c) The Borrower is not in violation or default of any term of its certificate of formation, LLC Agreement, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a material adverse effect on the Borrower. The execution, delivery and performance of this Note, and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Borrower, its business or operations or any of its assets or properties.

(d) The Borrower (i) has no material liabilities or obligations, contingent or otherwise, that, individually and in the aggregate, would materially and adversely affect Borrower's ability to perform its obligations under this Note, (ii) is not obligated with respect to and not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, and (iii) is not subject to any liens or other encumbrances on its property or assets.

(e) No actions (including, without limitation, derivative actions), suits, proceedings or investigations: (i) are pending or, to the knowledge of the Borrower, threatened against the Borrower at law or in equity in any court or before any other governmental authority or arbitral body; or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by the Borrower of this Note or the transactions contemplated hereby.

7. Events of Default.

(a) The occurrence of any one or more of the following events shall constitute an event of default (hereinafter "**Event of Default**") under this Note:

(i) The failure of the Borrower to pay any payment of interest under this Note when the same shall become due and payable;

(ii) The failure of the Borrower to pay any payment of principal or interest, which has not otherwise been prepaid or converted pursuant to the terms of this Note, within six (6) months of the Maturity Date;

(iii) The failure of the Borrower to perform or observe, in a prompt and timely manner, any term, provision, covenant or agreement (including without limitation the failure to make any payment other than principal or interest when due) in this Note, and such default shall continue for a period of five (5) calendar days after written notice thereof is given to the Borrower;

(iv) Any representation, warranty, certification or statement made by or on behalf of the Borrower under this Note, or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect when made;

(v) If the Borrower shall (1) commence any proceeding or other action in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the U.S. Bankruptcy Code, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction; or (2) admit the material allegations of any petition or pleading in connection with any such proceeding; or (3) apply for, or consent or acquiesce to, the appointment of a receiver, conservator, trustee or similar officer for it or for all or a substantial part of its property; or (4) make a general assignment for the benefit of creditors; or (5) be unable, or admit in writing that it is unable, to pay its debts as they mature; or (6) have any of the foregoing proceedings commenced against it by a third party and such proceeding or proceedings are not vacated within thirty (30) calendar days; or

(b) If one or more Events of Default shall have occurred, then the Lender (or its successors or assigns) may, at any time thereafter, at its option by written notice and demand to the Borrower (and without in any way limiting or being limited by the demand nature and other provisions of this Note) declare the principal and all accrued interest thereon to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, further demand, protest or notice, all of which are hereby waived by the Borrower, provided, however, no such notice or demand shall be required in the case of an Event of Default under Section 7(a)(v), in which case, all amounts due hereunder, shall automatically and immediately, without further notice, action or deed, become due and payable.

8. Non-Waiver and Other Remedies. The rights, powers and remedies given to the Lender under this Note shall be in addition to and not in lieu of all rights, powers and remedies available to the Lender under the law or in equity. Any forbearance, failure or delay by the Lender in exercising any right, power or remedy under this Note or otherwise available to the Lender shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof. No course of dealing or delay on the part of any holder of this Note in exercising any right shall operate as a waiver thereof or otherwise prejudice the right of any holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

9. Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or refusal, when given by (a) personal delivery to the party to be notified, (b) electronic mail or facsimile during normal business hours of the recipient, with verification of receipt, and if not sent during normal business hours, then on the recipient's next business day, (c) registered or certified mail, return receipt requested, postage prepaid, or (d) nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9. Any notice

sent by electronic mail shall only be valid if an original of such notice was subsequently received by the notified party, in which case such notice shall be deemed received at such time specified above. Any such notice may be given on behalf of a party hereto by such party's counsel, or by any other person authorized in writing by such party. If notice is given to the Borrower, a copy, which shall not constitute notice, shall also be sent to McDermott Will & Emery LLP, 444 West Lake Street, Suite 4000, Chicago, IL 60606, wpomierski@mwe.com, Attn: William Pomierski. If notice is given to the Lender, a copy, which shall not constitute notice, shall also be sent to [____________________________________].

10. Counterparts. This Note may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

12. CONSENT TO JURISDICTION. THE BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE SOUTHERN DISTRICT OF THE STATE OF DELAWARE.

13. WAIVER OF JURY TRIAL. THE BORROWER AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE BORROWER AND LENDER (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BORROWER OR LENDER (as applicable) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BORROWER OR LENDER (as applicable) WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGE THAT BORROWER AND LENDER HAVE BEEN INDUCED TO ENTER INTO THIS NOTE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Headings. The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

15. Successors and Assigns. This Note may not be assigned by Borrower without the prior written consent of the Lender. The Lender may only assign or transfer this Note in whole or in part subject to the Lender's compliance with applicable securities laws. Subject to such

limitations, this Note shall be binding upon the Borrower, and its respective successors, assigns and shall inure to the benefit of the Lender, and its designees, successors and assigns.

16. Amendment; Waiver. The terms and conditions of this Note shall not be amended, changed, terminated or waived except by a writing, duly executed by the Borrower and the Lender.

17. Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Waiver of Presentment, Demand for Payment, Etc. Except as provided in Section 7, the Borrower waives, demand for payment, protest and notice of protest and notice of dishonor of this Note.

19. Costs and Expenses. The Borrower shall pay all costs and expenses incurred by the Lender to enforce any of the provisions of this Note, including attorneys' fees and other expenses of collection.

20. No Impairment. The Borrower shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but shall at all times in good faith assist in the carrying out of all the provisions of this Note. Without limiting the generality of the foregoing, the Borrower (a) shall at all times reserve and keep available a number of its authorized units or shares sufficient to permit the conversion of this Note and (b) shall take all such action as may be necessary or appropriate in order that all units or shares as may be issued pursuant to the conversion of this Note shall, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

21. Specific Performance. The parties agree that if Borrower does not perform in accordance with the terms of this Note, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, in addition to any other remedy available to Lender, the parties agree that Borrower shall be entitled to specific performance of the terms of this Note without further proof of irreparable damages or the posting of a bond or any other security.

22. Certain Defined Terms. For purposes of this Note, the following terms shall be defined as follows:

a. "**Business Day**" means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required by law to be closed.

b. "**Conversion Price**" means, with respect to the conversion of this Note, a price per Conversion Unit equal to $20.16, subject to the adjustments set forth in Section 5 hereof.

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c. **"Convertible Securities"** means evidences of indebtedness or other securities directly or indirectly exercisable or convertible into units or stock.

d. **"LLC Agreement"** means the Company's Limited Liability Agreement dated as of May 19, 2017.

e. **"Sale Transaction"** means:

(i) A merger or consolidation in which (1) Borrower is a constituent party or (2) a subsidiary of Borrower is a constituent party and Borrower issues equity securities pursuant to such merger or consolidation, except any such merger or consolidation involving Borrower or a subsidiary in which the equity securities of Borrower outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, a majority by voting power of the equity securities of (x) the surviving or resulting entity; or (y) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity;

(ii) any sale, assignment, transfer or other disposition of more than 50% of the outstanding voting membership interests or units of Borrower; or

(iii) any sale, lease, transfer, exclusive license or other disposition (including by distribution to its members or stockholders), in a single transaction or series of related transactions, of all or substantially all of the assets of Borrower and its subsidiaries, taken as a whole,

(iv) or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Borrower if substantially all of the assets of Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Borrower.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Note as of the date set forth above.

BORROWER

DIRECT CELLARS LLC

By: ______________________
Name: Peter Sperling
Title: Member of the Board of Managers and
Founding Member

LENDER

[Sharing Services Inc.]

By: FAWalters

Name: F.A. Walters
Title: CFO